Oct 12, 2007 17:30 ET
Hearst Corporation Offer for Hearst-Argyle Television Expired
NEW YORK, NY—(Marketwire — October 12, 2007) — Hearst Corporation announced today that its previously announced tender offer to acquire all of Hearst-Argyle Television’s shares of Series A Common Stock that it does not already own has expired, stating that the conditions precedent to the tender offer have not been satisfied. All Hearst-Argyle Television shares previously validly tendered pursuant to the offer will be returned promptly in accordance with the terms of the offer.
ABOUT HEARST CORPORATION
Hearst Corporation’s (www.hearst.com) major interests include 12 daily and 31 weekly newspapers, including the Houston Chronicle, San Francisco Chronicle, and Albany Times Union; nearly 200 magazines around the world, including Cosmopolitan and O, The Oprah Magazine; 29 television stations through Hearst-Argyle Television which reach a combined 18% of U.S. viewers; ownership in leading cable networks, including Lifetime, A&E, The History Channel and ESPN; as well as business publishing, including a joint venture interest in Fitch Ratings; Internet businesses, television production, newspaper features distribution and real estate.
NOTICE FOR HEARST-ARGYLE TELEVISION STOCKHOLDERS
Hearst-Argyle Television stockholders and other interested parties are urged to read Hearst Corporation’s tender offer statement, as amended, and other relevant documents filed with the SEC because they contain important information. Hearst-Argyle Television stockholders may obtain copies of such documents free of charge at the SEC’s Web site, www.sec.gov.
FORWARD-LOOKING STATEMENTS WARNING
This news release contains forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. The statements are based upon Hearst Corporation’s current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results could differ materially from what is expressed or forecasted in this news release. Hearst Corporation disclaims any obligation to update or revise the information in this news release based on new information or otherwise.
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Contact: Paul J. Luthringer, Hearst Corporation, 212-649-2540, pluthringer@hearst.com